Exhibit 99.1

Pennichuck Corporation Annual Meeting Presentation Regarding Eminent Domain May 5, 2010

July 2008 Ruling by PUC Nashua can "take" the operating assets of our Pennichuck Water Works (PWW) subsidiary for $243 million $40 million to be paid into a "mitigation fund" to protect the customers of our other two utilities from economic harm caused by the taking of PWW $203 million is compensation for PWW assets (calculated as of December 31, 2008) ...this ruling was reaffirmed by the PUC in March 2009.

Reaction of the Parties Neither party happy with result Pennichuck: Net proceeds to shareholder's inadequate after parent- level income tax and because they would not get the $40 million Nashua: Amounts set by PUC are too high Both parties filed appeals with the NH Supreme Court

NH Supreme Court Decision 3/25/10 - decision issued Court affirmed PUC ruling in its entirety Neither party appealed this decision within required time Decision of the PUC is now final

Reaction of the Parties Mayor Lozeau: Quoted that she believes a private settlement is still in "everyone's best interest." Brian McCarthy: "It [eminent domain taking] does not necessarily produce the best results for either side in the transaction." Pennichuck: "we continue to believe that...a Pennichuck Corporation stock sale to Nashua...could be in the best interests of all stakeholders. Consequently, we stand ready to consider any and all credible acquisition proposals the city may wish to make."

Choices Available to Nashua Complete eminent domain taking Walk away Pursue negotiations to acquire 100% of PNNW stock

Economics of Eminent Domain Taking Nashua must pay $243 million Amount may be increased for post-2008 CAPEX spending Would have to separately buy the 450 acres of undeveloped land Payment into mitigation fund may need to be increased to produce income requirement and would be for the benefit of other communities ...we estimate that cost of eminent domain taking (including amounts for additional CAPEX and land) could equate to buying PNNW stock for about $45.00 per share to get same assets.

If Nashua Walks Away Nashua will get nothing for $5 million in eminent domain costs it has already incurred PWW will seek recovery of $5+ million of our eminent domain defense costs through water rates Nashua will not gain control over undeveloped non-utility land it wants

Latest Gabelli Research Report 3/31/10 - Research affiliate of our largest shareholder (Gabelli) issued report that PNNW stock acquisition price should be $32.00 per share While not endorsing this share price, it is useful for purposes of economic comparison to eminent domain taking scenario

Hypothetical Stock Sale at Gabelli Suggested Share Price Nashua buys PNNW stock and assumes PNNW debt Nashua gets extra assets (PEU, PAC, PWSC) which have significant value and which could be sold to reduce net cost Parties work together to avoid need for mitigation reserve Would not have to separately pay for 450 acres Would not have to separately pay for post-2008 PWW CAPEX ...we estimate that Nashua could get all the same assets it wants for ~ $65 million less than it would have to pay via eminent domain route.

A Short Quiz Should Nashua - Complete eminent domain taking Walk away Pursue negotiations to acquire 100% of PNNW stock

In Closing It was understandable for parties to wait to see NH Supreme Court decision Our Board is willing to support a stock sale to Nashua for share price that maximizes shareholder value Acquisition valuation of our business for purposes of sale to Nashua should filter out the temporary effects of economic recession Elements of our internal growth plans may be at odds with what the City would prefer in the future ...time is of the essence!

Legal Disclaimers PNNW makes no representations as to the appropriateness or achievability of the share prices suggested or proposed in any Gabelli research report No assurance can be given that PNNW and Nashua will be able to reach agreement regarding a negotiated PNNW stock sale to Nashua Moreover, any such agreement would require approval by the city's Board of Aldermen, the PUC and Pennichuck's shareholders